Exhibit 99.1

Contact:
Shelly Whitaker, APR

shelly.whitaker
@advanceautoparts.com
Direct	540-561-8452
Fax	540-561-6445

ADVANCE AUTO PARTS CLOSES ON NEW $200 MILLION TERM LOAN
Company plans to use proceeds to repurchase shares

ROANOKE, Va., December 4, 2007 – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket retailer of parts, accessories, batteries and maintenance items, today announced that it has closed on a new $200 million unsecured four-year term loan.

The term loan bears interest at the rate of LIBOR plus a spread.  The Company has six months to fully draw on the $200 million loan.  The spread is currently 100 basis points, resulting in an annualized interest rate of approximately 6.1%, based on current LIBOR.  Under terms of the new facility, the spread over LIBOR will adjust to reflect any future changes in the Company’s credit rating.   The Company expects to execute new swap agreements as it borrows on the term loan, which will effectively fix the interest rate on $100 million of the new term loan.

The Company plans to use the proceeds from the term loan to repurchase shares.  The Company's Board of Directors authorized a $500 million share repurchase program on August 8, 2007.  Under this authorization, the Company has repurchased 5.8 million shares for $195 million.

The lending group was led by JP Morgan and Bank of America.

About Advance Auto Parts, Inc.

Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of October 6, 2007, the Company operated 3,228 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Safe Harbor Statement

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including cost of capital, growth in shareholder value, sales, earnings, and return on invested capital. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 30, 2006, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

# # #